Exhibit 5.2

The Purchaser named in the	October 31, 2023
Securities Purchase Agreement (as defined herein)

Maxim Group LLC

300 Park Avenue, 16th Floor New York, New York 10022

Ladies and Gentlemen:

We have acted as United States securities counsel to Siyata Mobile Inc., a British Columbia, Canada, corporation (the “Company”), in connection with: the preparation and filing of the Company’s registration statement on Form F-1 (File No. 333-274927), as amended, originally filed on October 10, 2023 (as first amended on October 20, 2023 and declared effective by the United States Securities and Exchange Commission on October 27, 2023, the “Registration Statement”), including a related prospectus dated October 27, 2023 filed in connection with the Registration Statement, for the public offering of up to US$5,000,000 of common shares without par value in the capital of the Company (each, a “Common Share”) and pre-funded warrants to purchase Common Shares (each, a “Pre- Funded Warrant”, and together with Common Share, hereinafter referred to as the “Securities”) and the prospectus dated October 10, 2023 (“Preliminary Prospectus”), as filed with the Securities and Exchange Commission (“SEC” or “Commission”), related to the reasonable best efforts offering by the Company of up to US$5,000,000 of the Securities pursuant to that securities purchase agreement by and between the Company and the individual purchaser (“Purchaser”) dated as of October 27, 2023 (“Securities Purchase Agreement”) and that Placement Agency Agreement by and between the Company and Maxim Group LLC, as placement agent (“Placement Agent”) dated October 27, 2023 (“Placement Agency Agreement”). The offering and sale of the Securities contemplated by the Securities Purchase Agreement is referred to herein as the “Offering.” The Pre- Funded Warrants will be offered in lieu of Common Shares to certain Purchasers whose purchase of Common Shares in the Offering would otherwise result in the Purchaser, together with its affiliates and certain related parties, beneficially owning more than 4.99% (or, at the election of the Purchaser 9.99%) of the outstanding Common Shares following the completion of the Offering. The purchase price of each Pre-Funded Warrant will be the price per Common Share to be sold in the Offering minus $0.01, being the exercise price per Common Share of each Pre-Funded Warrant. The Pre- Funded Warrants will be immediately exercisable for one Common Share (each, a “Warrant Share”) and may be exercised at any time until all of the Pre-Funded Warrants are exercised in full. For each Pre-Funded Warrant sold in the Offering, the number of Common Shares offered will be decreased on a one-for-one basis. Capitalized terms used herein without definitions shall have the meanings ascribed to such terms in the Securities Purchase Agreement.

In our capacity as United States securities counsel to the Company, we have examined, among other things, originals, or copies identified to our satisfaction as being true copies of the following:

1.	the Registration Statement as filed under the Securities Act of 1933, as amended (the “Securities Act”) and declared effective on October 27, 2023 and the final Prospectus as filed with the Securities and Exchange Commission on October 31, 2023 (“Final Prospectus”);

2.	the articles of the Company, as amended and in effect on the date hereof (the “Charter”);

3.	the Certificate of Good Standing for the Company as certified by the Corporate Registry Office of the Province of British Columbia, Canada, on October 31, 2023;

4.	the Director Consent Resolutions, adopted on October 31, 2023, authorizing the execution and delivery of the Placement Agency Agreement, the issuance and sale of the Securities, and other actions with regard thereto;

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5.	the executed copy of the Securities Purchase Agreement;

6.	the executed copy of the Placement Agency Agreement;

7.	the form of Pre-Funded Warrants;

8.	the Officer’s Certificate, dated October 31, 2023, delivered to the Placement Agent pursuant to Section 5(f) of the Placement Agency Agreement and delivered to the Purchasers pursuant to Section 2.2(a)(iv) of the Securities Purchase Agreement;

9.	the Secretary’s Certificate, dated October 31, 2023, delivered to the Purchasers pursuant to Section 2.2(a)(iv) of the Securities Purchase Agreement;

10.	the Lock-Up Agreements executed by the directors and senior executive officers of the Company dated October 31, 2023; and,

11.	such other records, certificates, documents and instruments, certified or otherwise identified to our satisfaction, as we have considered necessary or appropriate for the purposes of this opinion.

As to matters of facts material to the opinions expressed herein, unless otherwise indicated, we are relying upon the representations and warranties of all parties contained in the Securities Purchase Agreement, the Placement Agency Agreement, the Pre-Funded Warrants, the certificates of certain officers of the Company to us (the “Certificates”) and upon certificates and other communications of governmental officials, all without independent verification. In addition to the documents described above, we have examined originals or copies of other documents, corporate records and other writings we consider relevant for purposes of this opinion. In the examination of all such documents, we have assumed that the signatures on documents and instruments examined by us are authentic, that each is complete and what it purports to be, that all documents and instruments submitted to us as copies or facsimiles conform with the originals, and that the documents and instruments submitted to us have not been amended or modified since the date submitted.

We have also assumed that: (i) the Company has been duly incorporated, and is validly existing and in good standing; (ii) the Company has requisite legal status and legal capacity under the laws of the jurisdiction of its incorporation; (iii) the Company has complied and will comply with all aspects of the laws of the jurisdiction of its incorporation, in connection with the transactions contemplated by, and the performance of its obligations under, the Securities Purchase Agreement and the Placement Agency Agreement, and the Pre-Funded Warrants; (iv) the Company has the corporate power and authority to execute, deliver and perform all its respective obligations under the Securities Purchase Agreement and the Placement Agency Agreement, and the Pre-Funded Warrants; (v) the Securities Purchase Agreement, Placement Agency Agreement, and the Pre-Funded Warrants have been duly authorized by all requisite corporate action on the part of the Company and are legally binding obligations of the Company; (vi) all questions concerning the construction, validity, enforcement and interpretation of the Securities Purchase Agreement, Placement Agency Agreement, and the Pre- Funded Warrants shall be governed by the internal laws of the State of New York, without regard to the principles of conflicts of law thereof; (vii) service of process will be effected in the manner and pursuant to the methods set forth in the said Securities Purchase Agreement, Placement Agency Agreement, and the Pre-Funded Warrants; (viii) the said agreements noted above are enforceable under the laws of the Company’s jurisdiction of incorporation; and (ix) a sufficient number of Common Shares have been reserved by the Company’s board of directors or a duly authorized committee thereof and will be authorized and available for issuance and that the consideration for the issuance and sale of the Common Shares and the Pre-Funded Warrants and the Warrant Shares, in connection with such exercise is in an amount that is valid under the laws of the Company’s jurisdiction of incorporation.

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In our examination of documents, we further assumed without any independent investigation that: (i) each party to the Securities Purchase Agreement, Placement Agency Agreement, and the Pre-Funded Warrants other than the Company, at all times relevant thereto, is validly existing and in good standing under the laws of the jurisdiction in which it is organized, and is qualified to do business and in good standing under the laws of each jurisdiction where such qualification is required generally or necessary in order for such party to enforce its rights under such Securities Purchase Agreement, Placement Agency Agreement, and the Pre-Funded Warrants; (ii) each person or entity entering into such documents (other than the Company) had the power, legal competence and capacity to enter into and perform all of such party’s obligations thereunder; (iii) the due authorization, execution and delivery of such documents by each party thereto (other than the Company); (iv) the enforceability and binding nature of the obligations of the parties to such documents (other than the Company); (v) there is no fact or circumstance relating to any party (other than the Company) that might prevent the Placement Agent from enforcing any of the rights provided for in the Placement Agency Agreement or that might prevent each Purchaser from enforcing its rights under the Securities Purchase Agreement; (vi) the genuineness of all signatures on the respective agreements; (vii) all of the representations and warranties of all of the parties to the Securities Purchase Agreement, Placement Agency Agreement, and the Pre-Funded Warrants as to matters of fact (including factual conclusions and characterizations and descriptions of purpose, intention or other state of mind) are true and correct in all respects; and (viii) no action has been taken or event occurred which amends, revokes, terminates or renders invalid any of the documents, records, consents or resolutions that we have reviewed as of the date hereof. We also assumed that there are no extrinsic agreements or understandings among the parties to the Securities Purchase Agreement, or the Placement Agency, or the Pre-Funded Warrants Agreement or agreements filed as exhibits to, or documents incorporated by reference in, the Registration Statement (“Material Documents”) that would modify or interpret the terms of the Securities Purchase Agreement or the Placement Agency Agreement or the and the Pre-Funded Warrants or Material Documents or the respective rights or obligations of the parties thereunder.

As used in this opinion, the expression “to our knowledge” or “known to us” with reference to matters of fact refers to the actual knowledge of the attorneys within the firm who have given substantive attention to the Company’s affairs in this matter. Beyond that we have made no independent factual investigation for the purpose of rendering an opinion with respect to such matters except as otherwise specified in this opinion. Based upon and subject to the foregoing and the qualifications and limitations set forth below, it is our opinion that:

1.	The issuance and sale of the Securities by the Company to the Purchasers in the Offering pursuant to the Securities Purchase Agreement are not subject to any written preemptive rights, written right of first offer or written right of first refusal, in each case, pursuant to any agreement or instrument filed as an exhibit to the Registration Statement that have not otherwise been waived or satisfied.

2.	The Securities Purchase Agreement, Placement Agency Agreement and the Pre-Funded Warrants constitute the valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms, except (a) as such enforceability may be limited by bankruptcy, insolvency, reorganization or similar laws affecting creditors’ rights generally in the jurisdiction of the Company’s incorporation, (b) as enforceability of any indemnification or contribution provisions may be limited under the United States Federal and state securities laws, and (c) that the remedy of specific performance and injunctive and other forms of equitable relief may be subject to the equitable defenses and to the discretion of the court before which any proceeding therefore may be brought.

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3.	The Company is not and, after giving effect to the offering and sale of the Securities and the application of the proceeds thereof as identified in the Final Prospectus, will not be required to register as an “investment company” as such term is defined in the Investment Company Act of 1940, as amended.

4.	The Registration Statement has been declared effective by the Commission. We note that no stop order suspending the effectiveness of the Registration Statement has been issued as of the date hereof, and to our knowledge, no proceedings for that purpose have been instituted by the Commission. The Final Prospectus was filed with the Commission pursuant to Rule 424(b) under the Securities Act in the manner and within the time period required by Rule 424(b).

5.	The Registration Statement and the Preliminary Prospectus, as of its effective date, and the Final Prospectus of its date (and, in each case, other than the financial statements and related schedules, and other financial and statistical data, contained or incorporated by reference therein or omitted therefrom, as to which we express no opinion or belief), appeared on their face to comply as to form in all material respects with the requirements of the Securities Act and the rules and regulations of the Commission promulgated thereunder as of the date hereof.

6.	No consent, approval, authorization of, or designation, declaration or filing with, the United States Securities and Exchange Commission or any New York governmental authority that in our experience is normally applicable to transactions of the type contemplated by the Securities Purchase Agreement or the Placement Agency Agreement on the part of the Company is required for the valid execution and delivery by the Company of the Securities Purchase Agreement or the Placement Agency Agreement, or the offer, sale and issuance by the Company of the Securities except for (i) the registration of the offer and sale of the Securities under the Securities Act, which has been effected, and (ii) such consents, approvals, authorizations, orders and registrations or filings as may be required (A) under applicable state securities laws, as to which we express no opinion, (B) from the Financial Industry Regulatory Authority, Inc., as to which we express no opinion, and (C) from The Nasdaq Capital Market in connection with the issuance and sale of the Securities, which notification has heretofore been made.

7.	To our knowledge, other than as set forth in the Registration Statement, the Preliminary Prospectus and the Final Prospectus, there are no legal or governmental proceedings in the United States of America pending to which the Company is a party or of which any property of the Company is or the subject which, if determined adversely to the Company would have or may reasonably be expected to have a material adverse effect on the general affairs, business, management, financial position, shareholders’ equity or results of operations of the Company or would prevent or adversely affect the consummation of the transactions contemplated by the Securities Purchase Agreement or the Placement Agency Agreement, or which are required to be described in the Registration Statement, the Preliminary Prospectus and the Final Prospectus.

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8.	The Company has provided the Listing of Additional Shares Notification to the Nasdaq Capital Market with respect to the issuance of the additional Common Shares.

9.	The execution and delivery by the Company of the Securities Purchase Agreement, the Placement Agency Agreement, and the Pre-Funded Warrants, the performance by the Company of its obligations under the Securities Purchase Agreement, the Placement Agency Agreement, and the Pre-Funded Warrants, and the issuance of the Securities do not violate any judgment of any United States Federal or New York court applicable to the Company or any of its Subsidiaries of which we have knowledge.

10.	To our knowledge, except as disclosed in the Registration Statement, the Preliminary Prospectus and the Final Prospectus, the Company is not a party to any written agreement granting any holders of securities of the Company rights to require the registration under the Securities Act of resales of such securities.

In rendering the opinion set forth in:

1.	paragraph 2 above, we have based our opinion solely on the assumption that the Company is incorporated in the State of New York and is subject to the laws of the State of New York, without regard to the principles of conflicts of laws.

2.	paragraph 3 above, we have based our opinion, to the extent we consider appropriate, on Sections 3(b) and (c) of the Investment Company Act of 1940, as amended (the “Investment Company Act”), the rules under the Investment Company Act and a Certificate of an officer of the Company. We have conducted no further investigation.

3.	paragraph 4 relating to the Registration Statement being effective and there being no stop order suspending the effectiveness of the Registration Statement, we have relied solely upon information received from the Commission’s website and the Notice of Effectiveness notifying that the Commission had declared such Registration Statement effective as of 5:00 p.m., Washington D.C. time, on June 26, 2023.

4.	in paragraph 7 above relating to legal or governmental proceedings, we have not conducted any special investigation or search of any courts, and our opinion is based on the Certificates.

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In addition to the foregoing, the opinions expressed above are subject to the following limitations, exception, qualifications and assumptions:

We are members of the Bar of the State of New York. We do not hold ourselves out as being conversant with, or expressing any opinion with respect to, the laws of any jurisdiction other than the federal securities laws of the United States of America and the laws of the State of New York and do not hold ourselves out as tax counsel. Accordingly, the opinions expressed herein are expressly limited to the federal securities laws of the United States of America and the laws of the State of New York. Because the Securities Purchase Agreement, the Placement Agency Agreement, and the Pre- Funded Warrants each contain provisions stating that they are to be governed by the laws of the State of New York, we are rendering this opinion only as to New York law. We therefore express no opinion as to the laws of any other jurisdiction or as to the statutes, administrative decisions, rules, regulations or requirements of any country (other than the United States of America), municipality, subdivision or local authority of any jurisdiction. In particular, we do not purport to pass on any matter governed by the laws of Canada or the Province of British Columbia. Without limiting the generality of the foregoing, we do not express any opinion on any applicable laws, rules or regulations relating to patents, copyrights, trademarks, other proprietary rights and licenses as the same may apply to the Company.

The enforcement of the rights of parties to the Securities Purchase Agreement, the Placement Agency Agreement, the Pre-Funded Warrants and any obligations of the Company, whether under the Securities Purchase Agreement, the Placement Agency Agreement, the Pre-Funded Warrants or otherwise, may be limited by bankruptcy, insolvency, reorganization, moratorium, equitable subordination, preference, marshaling, or other equitable principles affecting creditors’ rights and remedies (including such as may deny giving effect to waivers of debtors’ rights) under the laws of the Company’s jurisdiction of incorporation; and we express no opinion as to the status under any fraudulent conveyance laws or fraudulent transfer laws of any of the obligations of the Company, whether under the Placement Agency Agreement or otherwise.

We express no opinion as to the availability of any specific or equitable relief of any kind or as to the enforceability of any contractual choice of law clause, any rights to enforce agreements of indemnification or as to the choice of law or internal substantive rules of law that any court or other tribunal may apply.

We express no opinion as to the enforceability of any provisions of the Securities Purchase Agreement, or the Placement Agency Agreement, or the Pre-Funded Warrants relating to: (i) waivers of rights to (or methods of) service of process, or rights to trial by jury or other rights or benefits bestowed by operation of law, (ii) disclaimer, exculpation or exoneration clauses, indemnity or contribution clauses and clauses relating to releases or waivers of unmatured claims or rights, or (iii) submission to binding arbitration.

This opinion is rendered as of the date first written above solely for your benefit in connection with the Securities Purchase Agreement, the Placement Agency Agreement, and the Pre-Funded Warrants and may not be relied on by, nor may copies be delivered to, any other person, without our prior written consent in each instance. Our opinion is expressly limited to the matters set forth above and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company. We assume no obligation to inform you of any facts, circumstances, events or changes in the law that may hereafter be brought to our attention that may alter, affect or modify the opinions expressed herein. This opinion may not be published or transmitted to persons other than the addressees without our prior written consent.

Very truly yours,

/s/ Sichenzia Ross Ference Carmel LLP

Sichenzia Ross Ference Carmel LLP

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